EXHIBIT A
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>>   Below is the Nature of Indirect Beneficial Ownership for Table I and
     Table II

>> The Numbers correspond with the numbers listed next to the title of the security in Table I and Table II:


1.   Aaron Cohen IRA

2.   Aaron and Nancy Cohen Family Settlement

3.   Gilcy Partners LTD L.P.

4.   ALM Marketing